Exhibit 99.1

DATE: July 30, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Reports Second-Quarter 2014 Financial Results

•	Expected 2Q 2014 Cash Distributions From Williams Partners and Access Midstream Partners Totals $509 Million, Up 29% vs. 2Q 2013

•	Adjusted Segment Profit + DD&A Is $742 Million, Up 15% vs. 2Q 2013

•	Adjusted Income Is $158 Million or $0.23 per Share, Up 22% vs. 2Q 2013

•	2Q 2014 Net Income Is $103 Million or $0.15 per Share

•	Updating Financial Guidance Primarily to Reflect Acquisition of Additional Interests in Access Midstream Partners

•	Affirming Planned Dividend Guidance: 3Q 2014 Up 32% to $0.56, or $2.24 on an Annualized Basis; $2.46 in 2015, With Follow-On Annual Dividend Growth of Approximately 15% through 2017

•	Williams Partners and Access Midstream Partners Evaluating Merger as Proposed by Williams

Summary Financial Information	2Q		YTD
Amounts in millions, except per-share amounts. Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	2014	2013	2014	2013
(Unaudited)

Partnership Cash Distributions to Williams
Williams Partners (1)	$431	$373	$853	$732
Access Midstream Partners (1)	78	22	111	$44

Total	$509	$395	$964	$776

Adjusted segment profit + DD&A (2)	$742	$644	$1,538	$1,343

Adjusted income from continuing operations (2)	$158	$129	$348	$281
Adjusted income from continuing operations per share (2)	$0.23	$0.19	$0.50	$0.41

Net income	$103	$142	$243	$303
Net income per share	$0.15	$0.21	$0.35	$0.44

(1)	The quarterly cash distributions in this table are declared and received in the following quarter.
(2)	Schedules reconciling segment profit to adjusted segment profit + DD&A and income from continuing operations to adjusted income from continuing operations (non-GAAP measures) are available at www.williams.com and as an attachment to this news release.

TULSA, Okla. – Williams (NYSE: WMB) today announced second-quarter 2014 cash distributions from Williams Partners and Access Midstream Partners of $509 million, a $114 million, or 29 percent, increase from total cash distributions received for second-quarter 2013. The quarterly cash distributions discussed in this release are declared and received in the following quarter, as these distributions relate to the prior quarter’s cash flow.

Year-to-date 2014, Williams reported cash distributions from Williams Partners and Access Midstream Partners of $964 million, a $188 million, or 24 percent increase from the same period last year.

For second-quarter 2014, Williams reported $742 million in adjusted segment profit + DD&A, compared with $644 million in adjusted segment profit + DD&A in second-quarter 2013. The $98 million increase in second-quarter adjusted segment profit + DD&A for the quarter was driven by a $100 million increase in adjusted segment profit + DD&A for Williams Partners. The Williams Partners increase included $46 million, or 7 percent, growth in fee-based revenues compared with second-quarter 2013, as well as $52 million in higher Geismar results, partially offset by lower NGL margins. The Geismar plant remained off-line for the quarter; however, assumed business interruption insurance proceeds for the second quarter totaled $138 million and were included in the calculation of adjusted segment profit + DD&A.

Year-to-date adjusted segment profit + DD&A was $1.538 billion, compared with $1.343 billion year-to-date 2013. The $195 million increase in year-to-date adjusted segment profit + DD&A was driven by a $187 million increase in adjusted segment profit + DD&A for Williams Partners. The Williams Partners increase includes $109 million, or 8 percent, growth in fee-based revenues compared with the year-to-date 2013 period, as well as $113 million in higher Geismar results, which include the favorable impacts of the assumed business interruption insurance proceeds.

Adjusted income from continuing operations for second-quarter 2014 was $158 million, or $0.23 per share, compared with $129 million, or $0.19 per share for second-quarter 2013. Year-to-date through June 30, adjusted income from continuing operations was $348 million, or $0.50 per share, compared with $281 million, or $0.41 per share, for the first six months of 2013.

The increases in adjusted income for the quarter were driven by the growth in Williams Partners fee-based revenues, as well as higher adjusted Geismar results (including the benefit of assumed business interruption insurance recoveries), partially offset by lower NGL margins and higher net interest expense and income tax expense. The increases in adjusted income for the year-to-date period were driven by similar factors that drove the quarterly comparison.

Adjusted income from continuing operations and adjusted segment profit + DD&A are non-GAAP measures and reflect the removal of items considered unrepresentative of ongoing operations and may include assumed business interruption insurance related to the Geismar plant. Reconciliations to the most relevant GAAP measures are attached to this news release.

Williams reported unaudited second-quarter 2014 net income attributable to Williams of $103 million, or $0.15 per share on a diluted basis, compared with net income of $142 million, or $0.21 per share on a diluted basis, for second-quarter 2013.

The decline in net income during second-quarter 2014 was driven by lower NGL and olefin margins, as well as $36 million higher net interest expense associated with recent debt issuances, partially offset by increased fee-based revenues and lower income tax expense.

For the first half of 2014, Williams reported net income of $243 million, or $0.35 per share on a diluted basis, compared with net income of $303 million, or $0.44 per share, for the same time period in 2013.

The decline in net income for the first half of 2014 was primarily due to $95 million of first-quarter 2014 charges related to the proposed Bluegrass Pipeline project, as well as $48 million higher net interest expense. Lower NGL and olefin margins were partially offset by higher fee-based revenues and insurance recoveries related to the Geismar incident.

CEO Comment

Alan Armstrong, Williams’ president and chief executive officer, made the following comments:

“We’re pleased to report that Williams benefited from a 29-percent increase in second-quarter cash distributions from our two MLP investments compared with second-quarter 2013 due to the continued rapid growth in cash flows of Williams Partners and Access Midstream Partners.

“Our recent acquisition of significant additional interests in Access Midstream Partners, which has extensive natural gas gathering systems in attractive growth basins, is expected to further enhance our presence in key regions and deliver immediate and future dividend growth for Williams’ shareholders. We expect the acquisition will also reinforce Williams’ stable, fee-based business model and support our industry-leading dividend growth strategy.

“Our proposal to merge Williams Partners and Access Midstream Partners would create the fastest-growing, large midstream MLP that will generate competitively advantaged investment opportunities for decades to come as we connect the best shale basins to the best markets.”

Business Segment Results

Williams’ business segments for financial reporting are Williams Partners, Access Midstream Partners, Williams NGL & Petchem Services and Other.

The Williams Partners segment includes the consolidated results of Williams Partners L.P. (NYSE: WPZ). Prior to July 1, 2014, Access Midstream Partners included the company’s equity earnings from its 50-percent interest in privately held Access Midstream Partners GP, L.L.C. and an approximate 23-percent limited-partner interest in Access Midstream Partners, L.P. (NYSE: ACMP). As a result of our acquisition of additional ownership interests, periods after July 1, 2014 will include the consolidated results of Access Midstream Partners. Following the dropdown of Williams’ currently operational Canadian assets to Williams Partners in February 2014, Williams NGL & Petchem Services segment is comprised of various developmental-stage projects. Prior period segment results have been recast to reflect our contribution of certain Canadian assets to Williams Partners.

Williams	2Q - 2014				2Q - 2013
Amounts in millions (loss)	Segment Profit	Adj.**	Adj. Segment Profit*	Adj. Segment Profit + DD&A*	Segment Profit	Adj.**	Adj. Segment Profit*	Adj. Segment Profit + DD&A*

Williams Partners	$393	$119	$512	$719	$427	$1	$428	$619
Access Midstream Partners	9	(2)	7	22	29	(26)	3	18
Williams NGL & Petchem	(8)	1	(7)	(6)	(1)	0	(1)	(1)
Other	1	0	1	7	1	0	1	8

Total	$395	$118	$513	$742	$456	($25)	$431	$644

	YTD - 2014				YTD - 2013
	Segment Profit	Adj.**	Adj. Segment Profit*	Adj. Segment Profit + DD&A*	Segment Profit	Adj.**	Adj. Segment Profit*	Adj. Segment Profit + DD&A*

Williams Partners	$896	$179	$1,075	$1,490	$921	($5)	$916	$1,303
Access Midstream Partners	15	(2)	13	43	29	(26)	3	35
Williams NGL & Petchem	(108)	96	(12)	(11)	(3)	0	(3)	(3)
Other	4	0	4	16	(4)	0	(4)	8

Total	$807	$273	$1,080	$1,538	$943	($31)	$912	$1,343

*	Schedules reconciling segment profit to adjusted segment profit and adjusted segment profit + DD&A are attached to this news release.
**	Adjustments for Williams Partners’ second-quarter and year-to-date 2014 periods consist primarily of assumed business interruption insurance related to the Geismar plant. Second quarter assumed $138 million of business interruption insurance offset by actual insurance recoveries of $50 million. Year-to-date assumes $311 million of business interruption insurance offset by actual insurance recoveries of $175 million. Adjustments to Williams NGL & Petchem Services for year-to-date 2014 consist primarily of $96 million in charges related to the proposed Bluegrass Pipeline project.

Williams Partners

Williams Partners is focused on natural gas transportation, gathering, treating, processing and storage; natural gas liquids fractionation; olefins production; and oil transportation.

Williams received regular quarterly cash distributions of $422 million from Williams Partners L.P. during second-quarter 2014 and is expected to receive distributions totaling $431 million in August. There is a more detailed description of Williams Partners’ business results in the partnership’s second-quarter 2014 financial results news release, also issued today.

For second-quarter 2014, Williams Partners reported adjusted segment profit + DD&A of $719 million, compared with $619 million for second-quarter 2013.

The increase in second-quarter adjusted segment profit +DD&A was primarily due to $52 million in higher Geismar results. The Geismar plant remained off-line for the quarter; however, assumed business interruption insurance proceeds for the second quarter totaled $138 million and were included in the calculation of adjusted segment profit + DD&A. Fee-based revenues increased $46 million, or 7 percent, in second-quarter 2014 compared with the year-ago period. Additionally, the 2014 period was unfavorably affected by $23 million lower NGL margins.

Year-to-date through June 30, Williams Partners reported $1.490 billion in adjusted segment profit + DD&A, compared with $1.303 billion for the same period in 2013.

For the first half of 2014, the Williams Partners increase includes $109 million, or 8 percent, growth in fee-based revenues compared with the year-to-date 2013 period, as well as $113 million in higher Geismar results, which include the favorable impacts of the assumed business interruption insurance proceeds.

Access Midstream Partners

Access Midstream Partners reported adjusted segment profit + DD&A of $22 million compared with $18 million for second-quarter 2013. Williams received a regular quarterly distribution of $33 million from Access Midstream Partners during second-quarter 2014 and is expected to receive distributions totaling $78 million in August.

Year-to-date 2014, Access Midstream Partners reported adjusted segment profit + DD&A of $43 million compared with $35 million for year-to-date 2013. Year-to-date 2014, Williams has received total cash distributions of $64 million from Access Midstream Partners.

Williams NGL & Petchem Services

As previously mentioned, following the dropdown of Williams’ currently operational Canadian assets to Williams Partners in February 2014, Williams NGL & Petchem Services segment is comprised of various developmental-stage projects in Canada and the Gulf Coast.

Williams NGL & Petchem Services reported adjusted segment loss + DD&A of $6 million for second-quarter 2014, compared with a loss of $1 million for second-quarter 2013.

For the first half of 2014, Williams NGL & Petchem Services reported adjusted segment loss +DD&A of $11 million, compared with a loss of $3 million for the first half of 2013.

Guidance

Williams is affirming previously announced dividend guidance as follows: Increase its third-quarter 2014 dividend 32 percent to $0.56, or $2.24 on an annualized basis. In addition to the third-quarter 2014 dividend increase, Williams also is affirming dividend-growth guidance of approximately 15 percent annually – from the higher third-quarter 2014 base – through 2017 with planned dividends of approximately $1.96 in 2014, $2.46 in 2015, $2.82 in 2016, and $3.25 in 2017. The expected quarterly increases in Williams’ dividend are subject to quarterly approval of the company’s board of directors.

As a result of Williams’ acquisition of additional ownership interests, the Access Midstream Partners segment will include the consolidated results of Access Midstream Partners for periods after July 1, 2014. Williams has adjusted its financial guidance to reflect the additional ownership in Access Midstream Partners as well as the related consolidation due to the acquisition effective on July 1, 2014 for purposes of financial reporting. Williams expects to complete its preliminary accounting allocation of the purchase price for the additional interests of Access Midstream Partnership during the third quarter of 2014. As a result of the accounting method change from the equity-method to consolidation, in the third quarter Williams expects to recognize a significant non-cash gain, currently estimated to be in the range of $2.5 billion to $3 billion, related to the required revaluation of its December 2012 investment in Access Midstream Partners. Additionally, Williams expects to record a substantially higher level of depreciation and amortization expense than currently reflected by Access Midstream Partners associated with Williams’ increased basis in Access Midstream Partners.

Williams Partners is lowering its earnings and cash flow guidance and revising its capital spending guidance for 2014 as a result of delays in Geismar’s expected in-service date. Williams Partners’ consolidated earnings, cash flow and capital expenditures guidance for 2015 and 2016 are unchanged.

Williams Partners expects adjusted profit + DD&A to grow by more than 68 percent for the period 2016 versus 2013. Several key drivers and assumptions are embedded in this estimate. The largest risks to achieving this growth in 2014 are:

a.	The timely producer startup of the Gulfstar One project and Discovery’s Keathley Canyon project.

b.	The completion and commissioning of new facilities in the Marcellus producing region along with expected volume growth.

c.	Natural gas and natural gas liquids prices that drive assumed NGL margins and drilling activities, as well as olefins prices and margins.

d.	Recovery of assumed business interruption insurance proceeds relating to the Geismar plant outage in 2014.

e.	Geismar restart and ethylene sales commencing in the fourth-quarter 2014.

The Geismar rebuild and expansion projects are now substantially complete and the start-up process is planned to be initiated in September following the installation of certain safety equipment. Williams Partners is taking these extra precautions to enhance the safety of our people and the public. Williams Partners is targeting first ethylene production and sales in October; however, start-up issues could cause delays. As a result, financial guidance now includes a range of outcomes for first ethylene production and sales ranging from mid-October to the end of December 2014. The delay from the previous expectation of ethylene sales resulted from the recent decision to install certain safety-related equipment and to provide additional contingency associated with the startup process. The Geismar rebuild project capital is expected to increase by approximately $20 million as a result of the safety modifications.

Williams Partners has $500 million of combined business interruption and property damage insurance related to the Geismar incident (subject to deductibles and other limitations). Risks associated with the expected full recovery of $500 million in insurance proceeds related to the Geismar incident could result in full-year 2014 distributable cash flow that is below the guidance range. In the second quarter, the insurers paid $50 million of the most recent claim-payment request of $200 million and the total insurance receipts to-date are $225 million. The insurers continue to evaluate Williams Partners’ claims and have recently raised questions around key assumptions involving our business-interruption claim. As a result, the insurers have elected to make a partial payment pending further assessment of these issues. Williams Partners continues to work with insurers in support of all claims, as submitted, and is vigorously pursuing collection of the remaining $275 million insurance limits.

The assumed expanded plant restart date and repair cost estimate are subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions. The assumed property damage and business interruption insurance proceeds are also subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions.

Capital expenditures for Williams included in guidance for 2014 through 2016 were increased by approximately $2.55 billion to reflect the consolidation of Access Midstream Partners. Additionally, capital expenditures have been decreased by approximately $565 million to reflect a shift in capital spending to periods beyond 2016 for developing Canadian projects in the Williams NGL & Petchem Services segment. Capital spending for Williams Partners increased in 2014 as a result of the Geismar expansion project.

Williams’ current guidance is displayed in the following table:

Williams Guidance	2014	2015	2016
Dollars in millions
Partnership Cash Distributions to Williams
Williams Partners (1)	$1,775	$2,007	$2,283
Access Midstream Partners (1)	$288	$481	$613

Total	2,063	2,488	2,896
Other Items - net (2)	(336)	(242)	(371)

Cash Flow Available for Dividends	$1,727	$2,246	$2,525
Dividends	(1,440)	(1,851)	(2,134)

Cash Flow Available After Dividends	$287	$395	$391

Dividends Per Share (3)	$1.96	$2.46	$2.82

Coverage Ratio (4)	1.20x	1.21x	1.18x

Capital & Investment Expenditures
Williams Partners	$3,730	$2,450	$2,280
Access Midstream Partners	$640	$1,080	$830
Williams NGL & Petchem Services	455	75	320
Other	55	40	40

Total Capital & Investment Expenditures	$4,880	$3,645	$3,470

(1)	The quarterly cash distributions included in this table are declared and received in the following quarter.
(2)	Includes corporate interest, cash taxes and capex partially offset by cash flows from Williams NGL & Petchem Services segment. Additional detail related to these items is available in the quarterly data book at www.williams.com
(3)	Dividend per-share guidance for 2017 is $3.25.
(4)	Cash flow available for Dividends / Dividends.

Second-Quarter 2014 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow

Williams’ second-quarter 2014 financial results package will be posted shortly at www.williams.com. The package will include the data book and analyst package.

Williams and Williams Partners L.P. will host a joint Q&A live webcast on Thursday, July 31, at 9:30 a.m. EDT. A limited number of phone lines will be available at (800) 479-9001. International callers should dial (719) 325-2199. A link to the webcast, as well as replays of the webcast in both streaming and downloadable podcast formats, will be available for two weeks following the event at www.williams.com and www.williamslp.com.

Form 10-Q

The company plans to file its second-quarter 2014 Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures

This press release includes certain financial measures – adjusted segment profit, adjusted segment profit + DD&A, adjusted income from continuing operations (“earnings”) and adjusted earnings per share – that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Adjusted segment profit, adjusted earnings and adjusted earnings per share measures exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations and may include assumed business interruption insurance related to the Geismar plant. Management believes these measures provide investors meaningful insight into the company’s results from ongoing operations.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company and aid investor understanding. Neither adjusted segment profit, adjusted segment profit + DD&A, adjusted earnings, nor adjusted earnings per share measures are intended to represent an alternative to segment profit, net income or earnings per share. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams (NYSE:WMB)

Williams, headquartered in Tulsa, Okla., is one of the leading energy infrastructure companies in North America. It owns controlling interests in both Williams Partners L.P. (NYSE:WPZ) and Access Midstream Partners, L.P. (NYSE:ACMP) through its ownership of 100 percent of the general partner of each partnership. Additionally, Williams owns approximately 66 percent and 50 percent of the limited partner units of Williams Partners L.P. and Access Midstream Partners, L.P., respectively.

Williams Partners L.P. owns and operates both on-shore and offshore assets of approximately 15,000 miles of natural gas gathering and transmission pipelines, 1,800 miles of NGL transportation pipelines, an additional 11,000 miles of oil and gas gathering pipelines and numerous other energy infrastructure assets. The partnership’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas, NGL production of more than 200,000 barrels per day and domestic olefins production capacity of 1.35 billion pounds of ethylene and 90 million pounds of propylene per year.

Access Midstream Partners, L.P. owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets. Headquartered in Oklahoma City, the partnership’s operations are focused on the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales and the Mid-Continent region of the U.S.

For more information about Williams, Williams Partners and Access Midstream Partners, visit www.williams.com, www.williamslp.com and www.accessmidstream.com.

Certain matters contained in this document include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “proposed,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	The levels of dividends to stockholders;

•

Expected levels of cash distributions by Access Midstream Partners, L.P. (ACMP) and Williams Partners L.P. (WPZ) with respect to general partner interests, incentive distribution rights, and limited partner interests;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas, natural gas liquids and olefins prices, supply and demand;

•	Demand for our services; and

•	The proposed merger of ACMP and WPZ (the Proposed Merger).

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this document. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Whether WPZ, ACMP, or the merged partnership will produce sufficient cash flows to provide the level of cash distributions we expect;

•	The structure, terms, timing and approval of the Proposed Merger, as to be negotiated by the conflicts committees of ACMP and WPZ;

•	Whether we are able to pay current and expected levels of dividends;

•	Availability of supplies, market demand and volatility of prices;

•

Inflation, interest rates, fluctuation in foreign exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and execute investment opportunities;

•

Our ability to acquire new businesses and assets and successfully integrate those operations and assets, including ACMP’s business, into our existing businesses, as well as successfully expand facilities;

•	Development of alternative energy sources;

•	The impact of operational and development hazards and unforeseen interruptions;

•	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation, and rate proceedings;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of customers and counterparties;

•	Risks related to strategy and financing, including restrictions stemming from debt agreements, future changes in credit ratings and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions; and

•	Additional risks described in our filings with the Securities and Exchange Commission.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2013, and Part II, Item 1A. Risk Factors of our Forms 10-Q.

Important Additional Information

This document does not constitute an offer to buy or solicitation of an offer to sell any securities. This document contains information related to a proposal which The Williams Companies, Inc. has made for a business combination transaction of Williams Partners L.P. (“WPZ”) and Access Midstream Partners, L.P. (“ACMP”). In furtherance of this proposal and subject to future developments, ACMP may file a registration statement with the SEC. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by WPZ or ACMP through the website maintained by the SEC at http://www.sec.gov.

# # #

Financial Highlights and Operating Statistics

(UNAUDITED)

Final

June 30, 2014

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Adjusted Income

(UNAUDITED)

	2013					2014
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$162	$149	$143	$(13)	$441	$140	$99	$239

Income (loss) from continuing operations—diluted earnings per common share	$.23	$.22	$.20	$(.02)	$.64	$.20	$.14	$.34

Adjustments:

Williams Partners
Net loss (recovery) related to Eminence storage facility leak	$—	$(5)	$5	$(2)	$(2)	$—	$—	$—
Share of impairments at equity method investee	—	—	—	7	7	—	—	—
Contingency loss (gain)	(6)	—	9	16	19	—	—	—
Loss related to Geismar Incident	—	6	4	4	14	—	—	—
Geismar Incident adjustment for insurance and timing	—	—	(35)	118	83	54	96	150
Loss related to compressor station fire	—	—	—	—	—	6	—	6
Impairment of certain equipment held for sale	—	—	—	—	—	—	17	17
Loss related to Opal incident	—	—	—	—	—	—	6	6

Total Williams Partners adjustments	(6)	1	(17)	143	121	60	119	179

Williams NGL & Petchem Services
Write-off of abandoned project	—	—	—	20	20	—	—	—
Bluegrass Pipeline project development costs—(100% consolidated)	—	—	—	—	—	19	—	19
Bluegrass Pipeline and Moss Lake project development costs (50% equity investment losses)	—	—	—	—	—	6	1	7
Equity investment losses related to Bluegrass Pipeline and Moss Lake write-offs	—	—	—	—	—	70	—	70

Total Williams NGL & Petchem Services adjustments	—	—	—	20	20	95	1	96

Access Midstream Partners
Gain associated with ACMP equity issuance	—	(26)	—	(5)	(31)	—	(4)	(4)
Acquisition-related expenses	—	—	—	—	—	—	2	2

Total Access Midstream Partners adjustments	—	(26)	—	(5)	(31)	—	(2)	(2)

Adjustments included in segment profit (loss)	(6)	(25)	(17)	158	110	155	118	273

Adjustments below segment profit (loss)
Reorganization-related costs	2	—	—	—	2	—	—	—
Acquisition-related financing expenses—Access Midstream Partners	—	—	—	—	—	—	9	9
Interest income on receivable from sale of Venezuela assets—Other	(13)	(13)	(11)	(13)	(50)	(13)	(14)	(27)
Allocation of adjustments to noncontrolling interests	5	4	9	(46)	(28)	(25)	(36)	(61)

	(6)	(9)	(2)	(59)	(76)	(38)	(41)	(79)

Total adjustments	(12)	(34)	(19)	99	34	117	77	194
Less tax effect for above items	1	10	4	(39)	(24)	(47)	(32)	(79)

Adjustments for tax-related items [1]	1	4	2	101	108	(20)	14	(6)

Adjusted income from continuing operations available to common stockholders	$152	$129	$130	$148	$559	$190	$158	$348

Adjusted diluted earnings per common share [2]	$.22	$.19	$.19	$.22	$.81	$.28	$.23	$.50

Weighted-average shares—diluted (thousands)	687,143	686,924	687,306	687,712	687,185	688,904	700,696	694,832

[1]	The fourth quarter of 2013 includes a favorable adjustment to reflect taxes on undistributed earnings of certain foreign operations that are no longer considered permanently reinvested. The first quarter of 2014 includes an unfavorable adjustment related to completing the dropdown of certain Canadian operations to Williams Partners. The second quarter of 2014 includes a favorable adjustment to reflect taxes on undistributed earnings of certain foreign operations that are no longer considered permanently reinvested.

[2]	Interest expense, net of tax, associated with our convertible debentures has been added back to adjusted income from continuing operations available to common stockholders to calculate adjusted diluted earnings per common share.

Note: The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

1

Consolidated Statement of Income

(UNAUDITED)

	2013					2014
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Service revenues	$706	$721	$736	$776	2,939	$819	$825	$1,644
Product sales	1,104	1,046	887	884	3,921	930	853	1,783

Total revenues	1,810	1,767	1,623	1,660	6,860	1,749	1,678	3,427

Costs and expenses:
Product costs	790	801	710	726	3,027	769	724	1,493
Operating and maintenance expenses	260	291	269	277	1,097	298	308	606
Depreciation and amortization expenses	201	198	207	209	815	214	214	428
Selling, general, and administrative expenses	132	123	130	127	512	150	136	286
Net insurance recoveries—Geismar Incident	—	—	(50)	10	(40)	(119)	(42)	(161)
Other (income) expense—net	1	4	21	48	74	17	27	44

Total costs and expenses	1,384	1,417	1,287	1,397	5,485	1,329	1,367	2,696

Equity earnings (losses)	18	38	37	41	134	(48)	37	(11)
Income (loss) from investments	(1)	25	(1)	5	28	—	4	4
General corporate expenses	44	43	40	37	164	40	43	83

Total segment profit (loss)	487	456	412	346	1,701	412	395	807

Reclass equity earnings (losses)	(18)	(38)	(37)	(41)	(134)	48	(37)	11
Reclass income (loss) from investments	1	(25)	1	(5)	(28)	—	(4)	(4)
Reclass general corporate expenses	(44)	(43)	(40)	(37)	(164)	(40)	(43)	(83)

Operating income (loss)	426	350	336	263	1,375	420	311	731
Equity earnings (losses)	18	38	37	41	134	(48)	37	(11)
Interest incurred	(152)	(151)	(151)	(157)	(611)	(169)	(192)	(361)
Interest capitalized	24	24	27	26	101	29	29	58
Other investing income—net	13	39	10	19	81	14	18	32
Other income (expense)—net	(2)	2	1	(1)	—	1	4	5

Income (loss) from continuing operations before income taxes	327	302	260	191	1,080	247	207	454
Provision (benefit) for income taxes	96	102	62	141	401	51	84	135

Income (loss) from continuing operations	231	200	198	50	679	196	123	319
Income (loss) from discontinued operations	(1)	(8)	(1)	(1)	(11)	—	4	4

Net income (loss)	230	192	197	49	668	196	127	323
Less: Net income attributable to noncontrolling interests	69	50	56	63	238	56	24	80

Net income (loss) attributable to The Williams Companies, Inc.	$161	$142	$141	$(14)	$430	$140	$103	$243

Amounts attributable to The Williams Companies, Inc.:
Income (loss) from continuing operations	$162	$149	$143	$(13)	$441	$140	$99	$239
Income (loss) from discontinued operations	(1)	(7)	(2)	(1)	(11)	—	4	4

Net income (loss)	$161	$142	$141	$(14)	$430	$140	$103	$243

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.23	$0.22	$0.20	$(0.02)	$0.64	$0.20	$0.14	$0.34
Income (loss) from discontinued operations	—	(0.01)	—	—	(0.02)	—	0.01	0.01

Net income (loss)	$0.23	$0.21	$0.20	$(0.02)	$0.62	$0.20	$0.15	$0.35

Weighted-average number of shares used in computations (thousands)	687,143	686,924	687,306	683,552	687,185	688,904	700,696	694,832

Common shares outstanding at end of period (thousands)	682,591	683,063	683,334	683,777	683,777	685,419	747,190	747,190
Market price per common share (end of period)	$37.46	$32.47	$36.36	$38.57	$38.57	$40.58	$58.21	$58.21

Common dividends per share	$0.33875	$0.3525	$0.36625	$0.38	$1.4375	$0.4025	$0.4250	$0.8275

Note: The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

2

Reconciliation of GAAP “Segment Profit (Loss)” to Non-GAAP “Adjusted Segment Profit (Loss)” and “Adjusted Segment Profit (Loss) + DD&A”

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Segment profit (loss):

Williams Partners	$494	$427	$411	$345	$1,677	$503	$393	$896
Williams NGL & Petchem Services	(2)	(1)	(4)	(25)	(32)	(100)	(8)	(108)
Access Midstream Partners	—	29	6	26	61	6	9	15
Other	(5)	1	(1)	—	(5)	3	1	4

Total segment profit (loss)	$487	$456	$412	$346	$1,701	$412	$395	$807

Segment adjustments:

Williams Partners	$(6)	$1	$(17)	$143	$121	$60	$119	$179
Williams NGL & Petchem Services	—	—	—	20	20	95	1	96
Access Midstream Partners	—	(26)	—	(5)	(31)	—	(2)	(2)
Other	—	—	—	—	—	—	—	—

Total segment adjustments	$(6)	$(25)	$(17)	$158	$110	$155	$118	$273

Adjusted segment profit (loss):

Williams Partners	$488	$428	$394	$488	$1,798	$563	$512	$1,075
Williams NGL & Petchem Services	(2)	(1)	(4)	(5)	(12)	(5)	(7)	(12)
Access Midstream Partners	—	3	6	21	30	6	7	13
Other	(5)	1	(1)	—	(5)	3	1	4

Total adjusted segment profit (loss)	$481	$431	$395	$504	$1,811	$567	$513	$1,080

Depreciation and amortization (DD&A):

Williams Partners	$196	$191	$201	$203	$791	$208	$207	$415
Williams NGL & Petchem Services	—	—	—	—	—	—	1	1
Access Midstream Partners*	17	15	16	15	63	15	15	30
Other	5	7	6	6	24	6	6	12

Total depreciation and amortization	$218	$213	$223	$224	$878	$229	$229	$458

Adjusted segment profit (loss) + DD&A:

Williams Partners	$684	$619	$595	$691	$2,589	$771	$719	$1,490
Williams NGL & Petchem Services	(2)	(1)	(4)	(5)	(12)	(5)	(6)	(11)
Access Midstream Partners	17	18	22	36	93	21	22	43
Other	—	8	5	6	19	9	7	16

Total adjusted segment profit (loss) + DD&A	$699	$644	$618	$728	$2,689	$796	$742	$1,538

*	DD&A adjustment for Access Midstream Partners reflects the amortization of the basis difference between Williams’ investment and its proportional share of the underlying net assets.

Note: Segment profit (loss) includes equity earnings (losses) and income (loss) from investments reported in other investing income—net in the Consolidated Statement of Income. Equity earnings (losses) results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

3

Williams Partners

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Revenues:
Service revenues	$702	$717	$731	$764	$2,914	$763	$763	$1,526
Product sales	1,104	1,046	887	884	3,921	930	853	1,783

Total revenues	1,806	1,763	1,618	1,648	6,835	1,693	1,616	3,309
Segment costs and expenses:
Product costs	790	801	710	726	3,027	769	724	1,493
Operating and maintenance expenses	257	289	265	269	1,080	248	251	499
Depreciation and amortization expenses	196	191	201	203	791	208	207	415
Selling, general, and administrative expenses	85	85	90	90	350	90	88	178
Net insurance recoveries—Geismar Incident	—	—	(50)	10	(40)	(119)	(42)	(161)
Other (income) expense—net	1	4	21	25	51	17	27	44

Total segment costs and expenses	1,329	1,370	1,237	1,323	5,259	1,213	1,255	2,468
Equity earnings	18	35	31	20	104	23	32	55
Income (loss) from investments	(1)	(1)	(1)	—	(3)	—	—	—

Reported segment profit	494	427	411	345	1,677	503	393	896
Adjustments	(6)	1	(17)	143	121	60	119	179

Adjusted segment profit	$488	$428	$394	$488	$1,798	$563	$512	$1,075

Operating statistics
Interstate Transmission
Throughput (Tbtu)	1,046.6	850.0	925.4	1,047.9	3,869.9	1,141.6	938.1	2,079.7
Avg. daily transportation volumes (Tbtu)	11.6	9.3	10.0	11.4	10.6	12.6	10.4	11.4
Avg. daily firm reserved capacity (Tbtu)	12.3	11.9	11.8	12.3	12.1	12.6	12.4	12.5

Gathering and Processing*
Gathering volumes (Tbtu)	405	429	442	455	1,731	436	450	886
Plant inlet natural gas volumes (Tbtu)	389	408	393	359	1,549	339	344	683

Ethane equity sales (million gallons)	23	43	57	24	147	33	39	72
Non-ethane equity sales (million gallons)	163	157	153	134	607	113	108	221

NGL equity sales (million gallons)	186	200	210	158	754	146	147	293

Ethane margin ($/gallon)	$0.03	$0.02	$(0.01)	$0.02	$0.01	$0.20	$0.18	$0.19
Non-ethane margin ($/gallon)	$0.87	$0.75	$0.85	$0.94	$0.85	$0.88	$0.80	$0.84
NGL margin ($/gallon)	$0.77	$0.59	$0.62	$0.80	$0.69	$0.73	$0.64	$0.68

Ethane production (million gallons)	160	186	181	143	670	135	173	308
Non-ethane production (million gallons)	404	439	425	381	1,649	372	384	756

NGL production (million gallons)	564	625	606	524	2,319	507	557	1,064

Petrochemical Services
Geismar ethylene sales volumes (million lbs)	246	211	10	—	467	—	—	—
Geismar ethylene margin ($/lb)	$0.37	$0.33	$0.05	$—	$0.34	$—	$—	$—

Equity investments—100%
Discovery NGL equity sales (million gallons)	19	18	6	6	49	10	10	20
Discovery NGL production (million gallons)	63	64	45	46	218	47	54	101
Laurel Mountain gathering volumes (Tbtu)	27	29	32	36	124	34	36	70
Overland Pass NGL transportation volumes (Mbbls)	7,402	11,151	13,174	11,463	43,190	8,612	8,926	17,538

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

4

Williams NGL & Petchem Services

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Segment costs and expenses:
Operating and maintenance expenses	$1	$1	$1	$—	$3	$2	$1	$3
Selling, general, and administrative expenses	—	—	3	3	6	22	4	26
Other (income) expense—net	1	—	—	22	23	(1)	1	—

Total segment costs and expenses	2	1	4	25	32	23	6	29
Equity earnings (losses)	—	—	—	—	—	(77)	(2)	(79)

Reported segment profit (loss)	(2)	(1)	(4)	(25)	(32)	(100)	(8)	(108)
Adjustments	—	—	—	20	20	95	1	96

Adjusted segment profit (loss)	$(2)	$(1)	$(4)	$(5)	$(12)	$(5)	$(7)	$(12)

Access Midstream Partners (UNAUDITED)
	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Equity earnings	$17	$18	$22	$36	$93	$21	$22	$43
Less: Amortizations of equity investment basis differences	17	15	16	15	63	15	15	30

Total equity earnings	—	3	6	21	30	6	7	13
Other investing income—net	—	26	—	5	31	—	4	4
ACMP acquisition costs	—	—	—	—	—	—	(2)	(2)

Reported segment profit	—	29	6	26	61	6	9	15
Adjustments	—	(26)	—	(5)	(31)	—	(2)	(2)

Adjusted segment profit	$—	$3	$6	$21	$30	$6	$7	$13

Distributions received	$20	$22	$22	$29	$93	$31	$33	$64

5

Capital Expenditures and Investments

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Capital expenditures:
Williams Partners	$703	$791	$928	$894	$3,316	$724	$943	$1,667
Williams NGL & Petchem Services	5	23	74	128	230	61	85	146
Other	5	3	10	8	26	8	18	26

Total*	$713	$817	$1,012	$1,030	$3,572	$793	$1,046	$1,839

Purchase of businesses:
Other	$—	$—	$—	$6	$6	$—	$—	$—

Purchase of investments:
Williams Partners	$93	$89	$162	$95	$439	$215	$16	$231
Williams NGL & Petchem Services	—	2	—	10	12	13	2	15
Other	—	4	—	—	4	—	—	—

Total	$93	$95	$162	$105	$455	$228	$18	$246

Summary:
Williams Partners	$796	$880	$1,090	$989	$3,755	$939	$959	$1,898
Williams NGL & Petchem Services	5	25	74	138	242	74	87	161
Other	5	7	10	14	36	8	18	26

Total	$806	$912	$1,174	$1,141	$4,033	$1,021	$1,064	$2,085

Capital expenditures incurred and purchase of investments:
Increases to property, plant, and equipment	$732	$873	$1,080	$968	$3,653	$840	$949	$1,789
Purchase of businesses	—	—	—	6	6	—	—	—
Purchase of investments	93	95	162	105	455	228	18	246

Total	$825	$968	$1,242	$1,079	$4,114	$1,068	$967	$2,035

*Increases to property, plant, and equipment	$732	$873	$1,080	$968	$3,653	$840	$949	$1,789
Changes in related accounts payable and accrued liabilities	(19)	(56)	(68)	62	(81)	(47)	97	50

Capital expenditures	$713	$817	$1,012	$1,030	$3,572	$793	$1,046	$1,839

6

Depreciation and Amortization and Other Selected Financial Data

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Depreciation and amortization:
Williams Partners	$196	$191	$201	$203	$791	$208	$207	$415
Other	5	7	6	6	24	6	7	13

Total	$201	$198	$207	$209	$815	$214	$214	$428

Other selected financial data:
Cash and cash equivalents	$702	$824	$732	$681	$681	$1,064	$860	$860
Total assets	$24,816	$25,657	$26,455	$27,142	$27,142	$28,306	$34,949	$34,949
Capital structure:
Debt
Commercial paper	$—	$710	$371	$225	$225	$—	$—	$—
Current	$1	$1	$1	$1	$1	$751	$751	$751
Noncurrent	$10,610	$10,359	$10,359	$11,353	$11,353	$12,099	$15,539	$15,539
Stockholders’ equity	$4,795	$4,694	$4,948	$4,864	$4,864	$4,616	$7,863	$7,863
Debt to debt-plus-stockholders’ equity ratio	68.9%	70.2%	68.4%	70.4%	70.4%	73.6%	67.4%	67.4%

Cash distributions received from interests in:
Williams Partners L.P.
General partner	$113	$122	$131	$58	$424	$164	$170	$334
Limited partner	228	237	242	245	952	250	252	502

	$341	$359	$373	$303	$1,376	$414	$422	$836
Access Midstream Partners, L.P.
General partner	$2	$3	$3	$7	$15	$9	$10	$19
Limited partner	18	19	19	22	78	22	23	45

	$20	$22	$22	$29	$93	$31	$33	$64

	$361	$381	$395	$332	$1,469	$445	$455	$900

7